Exhibit 21.1

Subsidiaries of the Company

Data Domain International, Inc. (DE)

Data Domain International II, Inc. (DE)

Data Domain International, Inc. Japan KK (Japan)

Data Domain Singapore Pte. Ltd. (Singapore)

Data Domain B.V. (Netherlands)